Exhibit 21.1

List of Subsidiaries

Hong Hui Holdings Limited, a British Virgin Islands company,  is our direct, wholly-owned subsidiary.

Technic International Limited, a Hong Kong company, is a wholly-owned subsidiary of Hong Hui

Foshan S.L.P. Special Material Co., Ltd., a PRC operating company, is  a  wholly-owned subsidiary of Technic.